certicom®

CERTICOM® OEM LICENSE AGREEMENT

This OEM LICENSE AGREEMENT ("Agreement") is made as of the Effective Date noted below on the signature page, executed by and between Certicom Corp. ("Certicom"), a Delaware corporation with a principal place of business at 5520 Explorer Drive, 4th Floor, Mississauga, ON L4W 5L1, and eCrypt Technologies Inc., a Colorado company, with a principal place of business at 4750 Table Mesa Drive, Boulder Colorado, 80305, USA ("Licensee"). Certicom Contract #: ECR.011708.001

Standard Terms and Conditions for Certicom OEM License Agreement

1. **Definitions.** In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

(a) "Agreement" shall mean this agreement (as such may be amended from time to time in accordance with the provisions hereof), information sheets and any exhibits. attachments or schedules referenced herein.

(b) "Certicom Notices" shall mean all proprietary trademark. patent and copyright notices present in the Materials.

(c) "Distributors" shall mean those authorized parties as defined in Exhibit D.

(d) "Effective Date" shall mean the date set out on the signature page hereto.

(e) "Host Device" shall mean a product or device that hosts a component which is a Licensee Application.

(f) "Information Sheets" shall mean the attached exhibits which contain specific license terms.

(g) "Licensed Products" shall mean a hardware and/or software item listed in 'Exhibit B – Products/Deliverables'.

(h) "Licensee Applications" shall mean the software product or hardware device created by or for Licensee combining the Licensee's product (either software or a hardware device i.e. a chip, hardware security module or other device) with the Licensed Products (where the Licensee Application is the result of the combination with a hardware device, this may be referred to as a "Licensee Device").

(i) "Materials" shall mean all hardware and/or software products and special documentation listed in 'Exhibit B – Products/Deliverables', as well as any standard documentation distributed along with such products.

(j) "Runtime" means those portions of the Licensed Products specifically designated as 'runtime' including libraries and sample code.

(k) "End User" shall mean the end user of the Licensee Applications.

2. **License.** This Agreement is subject to the specific deal terms contained in the referenced and attached Information Sheets. In the event of a conflict between the rights and obligations in Information Sheets and the terms set out herein, the Information Sheets will control.

(i) Limited License Grant (Internal Development). Subject to applicable government export regulations, Certicom grants Licensee a world-wide, non-exclusive, non-transferable license (subject to the site. number of developers and other limitations set out in the Information Sheets) to use, and to make a reasonable number of copies of the Licensed Product solely for backup purposes, in object code, solely in order to create the Licensee Application.

(ii) Limited License Grant (Distribution). Subject to applicable government export regulations and the restrictions set out in Section 3 of this Agreement and Exhibit A, Certicom grants Licensee a world-wide, non-exclusive, non-transferable right to reproduce and use the object code of the following portions of the Licensed Products: libraries, sample code, and any other items specifically designated as Runtime, as embedded in the Licensee Application for distribution (directly or through its Distributors) to its customers (the "Customer or End-User") for co-operation with but not use by the Customer's product(s).

3. **License Restrictions and Conditions.** Licensee agrees to the following:

(i) Licensee (either directly or through its Distributors) will (a) only distribute the Runtime in object code

and only as integrated into the Licensee Application; (b) provide in its agreements with End-Users of the Licensee Application that they will not use the Runtime except as integrated into the Licensee Application; and (c) not permit further distribution or use of the Runtime by End-Users unless expressly authorized in writing by Certicom.

(ii) Without limiting the generality of the foregoing, where a Licensee Application or Licensee Device is subsequently embedded in a Host Device (e.g. a smart card), this License does not extend in any way to use of any protocols or operations embedded in the Licensee Device by the Host Device or any protocols or operations necessary for the Host Device to co-operate with the Licensee Device and no license is granted to permit performance of any protocols or operations necessary to permit a Customer's product to cooperate with any application or technology running on or in connection with the Host Device or Licensee Device;

(iii) For greater certainty, a Licensee Device must be a discreet piece of logic and may not be sold as a synthesizable component (e.g. part of a system on a chip or "SoC"); and

(iv) Certicom agrees to deliver the Materials according to the terms set out in the Information Sheets or in an applicable statement of work. If no such delivery terms are set forth and Certicom has not previously delivered the Materials to the Licensee under an executed evaluation agreement, then delivery of the Materials will take place within four (4) Business Days after the Effective Date of this Agreement. Delivery of Licensed Products is subject to applicable government approvals, if any.

4. **Ownership, Trade Secrets, Protection.**

(a) All title and ownership in and to the Licensed Products, Certicom trademarks, and the Certicom-supplied portions of items licensed hereunder, including all intellectual property rights such as copyright, trade secrets, patents, trade-marks and service marks, shall at all times remain with Certicom and its licensors, as appropriate. Licensee will include in its license agreements and distribution agreements for the Licensee Application provisions no less restrictive or protective of Certicom than those specified in Sections 2, 3, and 9 as applicable. Should Licensee offer any warranties to third parties on behalf of the Licensee Application, Licensee is solely responsible for these warranties.

(b) Licensee agrees that the techniques, algorithms, ideas, concepts, code, and processes contained in the Materials constitute Certicom's trade secrets and are subject to confidentiality protection. As such, Licensee agrees not to reverse engineer, disassemble or decompile, or otherwise attempt to derive the source code for, or perform cryptographic analysis upon, any Licensed Products to the extent this restriction is permitted by law. To the extent the following prohibition is permitted by law, Licensee is prohibited from creating any Licensee Application which gives third party proprietary software direct access to any of the following items within the Licensed Products: (i) supported API(s); (ii) security and authentication functionalities; or, (iii) any undocumented internal functionality. By way of example and not for purposes of limiting the scope of such restriction, a Licensee Application which permits a third party software application to make calls directly to a listed item would be prohibited as 'giving direct access' under the terms of such restriction.

Licensee agrees to take all reasonable measures to keep the Materials confidential and protect Certicom's (and its licensor's) rights in the Materials (including, for purposes of this Section, additional hardware, software or information provided under Exhibit C. Licensee agrees not to disclose the confidential portions of the Materials to anyone or copy them, except as permitted under this Agreement.

As used in this Section, the phrase "confidential portions of the Materials" specifically does not include the Runtime elements solely to the extent that such elements are distributed in accordance with the terms of Section 1.

5. **Compliance with Laws.** Licensee must comply with all applicable export, import, or other relevant laws of any applicable jurisdiction. Determination of the applicable law is Licensee's responsibility. Licensee understands that the Licensed Product is cryptographic in nature and therefore the Materials are highly regulated. Licensee is strictly prohibited from exporting, re-exporting or importing the Materials (after initial delivery by Certicom to Licensee), regardless of method (including, for example and not by limitation by use of physical delivery, e-mail, or download from FTP or website, etc.), without first complying with all applicable government use, import, or export laws, rules, regulations, orders, and obtaining any necessary approvals or permits. Obtaining any necessary export or import approval for the Licensee Application and/or the Materials (after initial delivery of the Materials by Certicom to Licensee) is the sole responsibility of Licensee. For purposes of use of the Materials by the U.S. Government, the Materials are provided as Commercial Computer Software and Commercial

Computer Software Documentation, and use, duplication and disclosure by the U.S. Government is subject to the requirements set forth in FAR 52-227-19 "Commercial Computer Software – Restricted Rights" and its successors in effect for all solicitations and resulting contract issued on or after May 18, 1997, FAR 12.212(a) (Oct. 2000), FAR 52.227-19 (Jun. 1987), or FAR 52.227-14 (JUN 1987), DFARS 227.7202 (Oct. 1998), "Commercial Computer Software and Commercial Computer Software Documentation", and DFARS 252.227-7013(c) (Nov. 1995), and any future amendments or successor regulations, as applicable. For purposes of this Section manufacturer of the Materials is Certicom Corp., 5520 Explorer Drive, 4th Floor, Mississauga, ON L4W 5L1, (v) 905.507.4220, (f) 905.507.4230.

6. __Fees__. Licensee must pay to Certicom the particular fees (including any Special Terms) set forth in Exhibit A. Interest will accrue on all overdue amounts on the first late date at a rate equal to the lesser of (*i*) 18% per year or (*ii*) the highest rate allowed by law. If a normal part of its purchasing system, Licensee agrees to return a Purchase Order (hereafter, "P. O."), along with the executed copy of this Agreement. Any P.O. must be consistent with the material terms of this Agreement (particularly with respect to the fee and payment terms in this Section and the Information Sheets). Unless expressly noted otherwise, all fees are non-refundable. All payments hereunder must be made in lawful United States currency, and will be paid by Licensee to the attention of Software Licensing at Certicom's address set forth below.

7. __Taxes__. In addition to the fees payable by Licensee to Certicom, all taxes, duties or other charges of any kind resulting from this Agreement will be the responsibility of Licensee. If any withholding tax or similar charge is applicable to the fees paid by Licensee to Certicom, Licensee will pay such additional amount such that Certicom would receive the total amount of the fees it would have been paid but for such tax or levy. However, Licensee shall not be liable for any taxes based on Certicom's net income.

8. __Books and Records, Audit__. For each year until termination of this Agreement, Licensee agrees to maintain, until four (4) years after such year, complete books, records, documents and accounts relevant to computation and accounting for amounts payable under this Agreement. Certicom will have the right, at its sole discretion, cost and expense, to have an independent reputable expert conduct, during normal business hours and not more frequently than yearly, an audit of the appropriate records of Licensee to verify compliance under this Agreement. Certicom must provide Licensee with at least ten (10) days advance written notice. The auditor will be bound to keep confidential the details of Licensee's business affairs and to limit disclosure of the results of any audit to details of Licensee's compliance with the terms of this Agreement, and the sufficiency of the accounts and the amount (if any) of a payment adjustment that should be made. If such amounts are found to be different than those reported, or the production fees accrued are different than those reported, Licensee will be invoiced or credited for the difference, as applicable. Any deficiency in production payments, including interest, will be payable within thirty (30) days of such invoice. If the deficiency in the production payment paid by Licensee is greater than five percent (5%) of the production reported by Licensee for that quarter, Licensee must pay the reasonable expenses associated with such audit, in addition to the deficiency. In addition, Certicom will have the right, for the next four (4) consecutive calendar quarters, to exercise its audit rights on a quarterly basis.

Late production payments of any kind, including amounts determined to be due under an audit, are subject to the accrual of interest as described in Section 4 and shall accrue from the date determined that such payments should originally have been paid.

9. __Limited Warranty__. Certicom warrants for a period of thirty (30) days from the first date that it delivers to Licensee the Materials that (a) the Licensed Product(s) will operate in conformity with the material specifications for such item; (b) will be free from material defects; and (c) the media, if any, on which the Licensed Product is furnished will be free from material defects in materials and faulty workmanship under normal use. Certicom's sole liability and Licensee's exclusive remedy for any failure to meet these warranties will be limited to repair or replacement of the defective Materials at Certicom's option and expense.

10. __Warranty Disclaimer__. Except as provided in Section 9, Certicom transfers the Materials to Licensee on an "as is" basis. The warranties in Section 9 are in lieu of all other warranties or conditions, and Certicom makes no other warranty, condition or representation of any kind whether express or implied, and Certicom expressly disclaims the implied warranties or conditions of merchantability, merchantable quality, fitness for a particular purpose, infringement and those arising by statute or otherwise in law or from the course of dealing or usage of trade. Certicom does not represent or warrant that the Materials will meet any or all of Licensee's particular requirements, that the operation of the Materials will be error-free or uninterrupted, or that all programming errors

in the Licensed Product can be found in order to be corrected. All warranties provided in Section 9 are solely for the benefit of, and may not be transferred by Licensee, to any third party.

11. **Intellectual Property Indemnification.**

(a) Obligation. Certicom will defend Licensee from any claim that the Licensed Product(s), when used within the scope of this Agreement, infringe any U.S. or Canadian patents rights of any third party and Certicom will indemnify Licensee for any costs and damages (including reasonable attorney's fees) awarded by a court against Licensee in respect of such a claim. In addition, Certicom will also defend and indemnify Licensee for any costs and damages (including reasonable attorney's fees) awarded by a court against Licensee for any claim that the copies of the Licensed Product licensed to Licensee hereunder, when used within the scope of this Agreement infringe any trade secrets, copyrights, and trademarks rights of any third party.

(b) Conditions. Certicom's obligations under this Section are subject to Licensee promptly notifying Certicom in writing of any such claim and promptly tendering control of the defence and settlement of any such claim to Certicom at Certicom's expense and with Certicom's choice of counsel. Licensee must cooperate with Certicom, at Certicom's expense, in defending or settling such claim.

(c) Remedial Options. Certicom may, at Certicom's sole option and expense: (i) procure for Licensee the right to continue use of the pertinent item or infringing part thereof as permitted under this Agreement; (ii) modify the pertinent item or infringing part thereof with other software having substantially the same capabilities: or (iii) if neither of the foregoing is commercially practicable to achieve within a reasonable period of time, Certicom may terminate Licensee's right to use the pertinent item and refund to Licensee the amount it has paid Certicom for such item less a pro-rata amount to reflect an estimated useful life of three years.

(d) Limits on Scope of Indemnity. Certicom will have no liability for any infringement arising from (i) the use of the Licensed Product other than as set forth in its accompanying documentation or specifications; (ii) the modification of the Licensed Product; or (iii) the combination or use of the Licensed Product with other software, hardware, items or processes to the extent such infringement would have been avoided by the use of the Licensed Product standing alone. This Section states Certicom's entire obligation with respect to any claim regarding the intellectual property rights of any third party.

(e) Licensee Indemnification Obligation. Licensee shall indemnify, defend and hold harmless Certicom, its directors, officers, and employees from and against any claim, demand, cause of action, loss, damage, liability suit, proceeding, judgment, or cost (including attorney fees), brought against Certicom which is based on the creation, use or distribution of Licensee Applications to the extent that such suit or proceeding does not arise or result from: (*i*) Certicom's material breach of any agreement, obligation, representation, warranty or covenant contained in this Agreement; (*ii*) any wrongful, negligent action or failure to act by Certicom, its employees, agents or independent contractors; or, (*iii*) any liability for which Certicom is obligated to indemnify Licensee under this Section 11.

12. **Term and Termination.**

(a) Term. Unless otherwise specified in Exhibit A, the term of this Agreement will commence on the Effective Date and will continue unless terminated earlier as set forth below.

(b) Termination For Cause. Any of the following shall suffice to terminate this Agreement:

(i) If Licensee fails to make any payment due within thirty (30) days after receiving written notice from Certicom that such payment is delinquent, Certicom may terminate this Agreement on written notice to Licensee at any time following the end of such thirty (30) day period;

(ii) If either party materially breaches any term or condition of this Agreement and fails to cure that breach within thirty (30) days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such thirty (30) day period;

(iii) This Agreement will terminate automatically without notice and without further action by Certicom in the event Licensee becomes insolvent (i.e., becomes unable to pay its debts in the ordinary course of business as they come due), makes an assignment in violation of this Agreement or makes an assignment for the benefit of creditors or if any other bankruptcy proceedings are commenced by or against Licensee.

(c) Consequences. Upon the termination of this Agreement for any reason: (i) all rights granted hereunder will

automatically revert to Certicom; (ii) Licensee must immediately pay to Certicom all amounts due and outstanding as of the date of such termination or expiration, and return a Production Report if applicable; and (iii) Licensee must (A) return to Certicom (or, at Certicom's option, destroy) the originals and all copies of the Materials in Licensee's possession or control; (B) erase any and all of the foregoing from all computer memories and stored Licensee Applications within its possession or control; and (C) provide Certicom with a written statement certifying that it has complied with the foregoing obligations. End use licenses to Licensee Applications for Customers granted by Licensee to Customers prior to termination will survive any such termination.

13. **Limitation of Liability.**

(a) LICENSEE AGREES THAT ANY LIABILITY ON THE PART OF CERTICOM FOR BREACH OF THE WARRANTIES CONTAINED HEREIN OR ANY OF THE OTHER PROVISIONS OF THIS AGREEMENT OR ANY OTHER BREACH GIVING RISE TO LIABILITY OR IN ANY OTHER WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ANY CAUSE OF ACTION WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION (INCLUDING BREACH OF CONTRACT, STRICT LIABILITY, TORT INCLUDING NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE THEORY), WILL BE LIMITED TO LICENSEE'S DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED THE TOTAL AMOUNT PAID TO CERTICOM BY LICENSEE UNDER THIS AGREEMENT DURING THE ONE YEAR PRIOR TO THE EVENT GIVING RISE TO LIABILITY.

(b) LICENSEE AGREES THAT IN NO EVENT WILL CERTICOM BE LIABLE FOR DAMAGES IN RESPECT OF INCIDENTAL, ORDINARY, PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES EVEN IF CERTICOM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES INCLUDING, BUT NOT LIMITED TO, BUSINESS INTERRUPTION, LOST BUSINESS REVENUE, LOST PROFITS, FAILURE TO REALIZE EXPECTED SAVINGS, ECONOMIC LOSS, LOSS OF DATA, LOSS OF BUSINESS OPPORTUNITY OR ANY CLAIM AGAINST LICENSEE BY ANY OTHER PARTY.

(c) LICENSEE ACKNOWLEDGES THAT CERTICOM'S LIMITED LIABILITY EXPRESSED IN SECTION 13 REPRESENTS A MATERIAL BASIS FOR SETTING THE FEES IN THIS AGREEMENT.

14. **Branding & Publicity.**

(a) Publicity Efforts: Licensee and Certicom agree to engage in mutually beneficial publicity efforts as a means of announcing/publicizing the relationship between Certicom and Licensee.

(b) Application Security Branding:

(i) General. Licensee agrees to use reasonable efforts to incorporate the Certicom security mark directly into Licensee Applications incorporating the Runtime. Licensee agrees to include Certicom provided copyright information in product documentation for Licensee Applications that include documentation.

(ii) Referenceability: Certicom may consider Licensee as a reference vendor in its marketing and securities filings materials. Certicom will provide Licensee's appointed marketing contact with written notification of instances where Licensee is being mentioned as a reference vendor. If Licensee does not respond to Certicom within 14 days of such notification, Certicom will consider this to be permission granted by Licensee.

(iii) Parties may refer to each other's company and products for marketing purposes including but not limited to use for corporate or sales presentations and on its respective web site. Parties may terminate this right upon reasonable grounds with thirty (30) days prior written notice to the other party.

(c) Any and all trademarks and trade names which Certicom uses in connection with the license granted hereunder ("Certicom Marks") are and remain the exclusive property of Certicom Corp. Nothing contained in this Agreement may be deemed to give Licensee any right, title or interest in any Certicom Marks. Subject to notice from Certicom in writing which modifies or cancels such license at Certicom's sole discretion, during the continuance of this Agreement, Certicom hereby grants Licensee a nonexclusive, revocable license to the Certicom Marks for normal advertising, marketing and promotion of Licensee Applications according to guidelines that Certicom may issue from time to time. Licensee must act consistently with Certicom's ownership of the Certicom Marks and may not use Certicom Marks in a disparaging manner. Licensee agrees to use correct trademark notices on advertisements, sales literature, dealer materials, press releases and other marketing materials, which use or display Certicom Marks. Licensee agrees to provide samples of all Licensee's marketing

materials and Licensee Applications containing Certicom Marks to Certicom for prior approval. If Certicom rejects any of Licensee's use of Certicom Marks, then the parties may cooperate reasonably in order modify such materials for approval prior to release or use by Licensee. To the extent that Certicom withdraws any portion of the trademark license granted in this subsection, Licensee's obligations under Sections 14 (b) and (c), above, will also terminate if the rights necessary to comply with such obligation are withdrawn.

15. **Interpretation of This Agreement**. This Agreement (any fully executed addenda or amendments) is the entire Agreement to date between the parties regarding the Materials and supersedes any such prior agreement or communication. Any subsequent waiver or modification of this Agreement, or any part, shall only be effective if reduced to writing and signed by both parties. No delay or failure to enforce any right under this Agreement will be considered a waiver of a party's rights thereafter to enforce each and every right and provision of this Agreement. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision will be severed from this Agreement and the other provisions will remain in full force and effect. All dollar amounts set out in the Agreement shall be in United States currency unless expressly stated otherwise. As used herein, a "Business Day" will mean 9:00 a. m. to 5:00 p. m. (Eastern Time), on a Monday through Friday, excluding all national legal holidays. The "Effective Date" of this Agreement will be the first date Certicom signs it after Licensee has also executed it. This Agreement will be binding upon, and inure to the benefit of, the successors, heirs and assigns of the parties. This Agreement may be executed in two identical counterparts, each of which will be considered an original for all purposes. Licensee and Certicom are independent contracting parties. Neither Licensee nor Licensee employees, consultants, contractors or agents are agents, employees or joint-venturers of Certicom, nor do they have any authority to bind Certicom by contract or otherwise to any obligation. Licensee agrees not to make any statements that state or imply that Certicom certifies or guarantees the Licensee Application or that the Licensee Application is warranted, tested or approved by Certicom. Dates and times by which either party is required to render performance will be postponed automatically to the extent and for the period of time that such party is prevented from meeting them by reason of any cause beyond its reasonable control. Unless otherwise specifically expressed in this Agreement, the specific business terms and negotiated customisations to this Agreement will be considered confidential ("Business Terms"), and neither party my disclose such information to third parties except as follows: (a) to employees, advisors, financing parties or contractors who are under an obligation of confidentiality to the extent reasonably necessary to conduct business; (b) to the extent that such Business Terms become publicly known through no fault of the parties; (c) to the extent required to comply with any valid law, regulation, statute, or order so long as the non-disclosing party receives reasonable advance notice of such potential disclosure; and (d) to the extent required to enforce, establish, or interpret any right or duty at law or equity with respect to this Agreement.

16. **General**.

(a) All notices hereunder will be in writing and must be duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, to the respective addresses of the parties appearing in this Agreement. Any notice given will be deemed to be received: (*i*) on the date which it is delivered if delivered personally, (*ii*) or, if mailed, on the fifth business day next following the mailing thereof. Either party may change its address for notices by giving notice of such change as required in this clause (a). Licensee's contact information is given on Exhibit A- Customer Information Sheet, and Certicom's contact information is given in Exhibit B Section III.

(b) This Agreement, the license rights granted hereunder and the Materials, or any part thereof, may not be assigned or transferred by Licensee, including by operation of law ("Transfer"), without the prior written consent of Certicom. Any such transfer without the prior written consent of Certicom will be ineffective. In any case, any such Transfer absent Certicom's written permission will immediately and automatically terminate this Agreement without further action by Certicom. A change of control of Licensee, whether by sale or issuance of shares (except in the ordinary course of raising capital by public offering), or merger, or otherwise, will be deemed to be an assignment.

(c) The laws in force in the State of New York will govern this Agreement: the parties hereby consent to jurisdiction and venue in the courts of New York. Any dispute resolution between the parties relating to this Agreement or its construction will take place in Toronto. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. The prevailing party (as determined by the finder of fact) in any suit or other dispute resolution to enforce or interpret any part of this

Agreement is entitled to recover, as a costs of suit, reasonable attorney's fees as determined by the finder of fact (including, but not limited to, costs, expenses and fees on appeal).

(d) The provisions in Sections 11(c)- Licensee's Indemnification, 4- Ownership, Protection, 6 –Fees (applicable to production fees owed at time of termination), 8- Books and Records, Audit, 9- Limited Warranty, 10- Warranty Disclaimer, 11-Indemnification, 12-Term and Termination, 13-Limitation of Liability, 15- Interpretation of Agreement, 16-General (inclusive), and Exhibit E- Source Code remain in force and effect after the termination of this Agreement.

(e) Dispute Resolution - The parties shall attempt in good faith to resolve any dispute relating to or arising from this Agreement. Each party will designate an officer with the responsibility and the authority to resolve the dispute. These officers shall meet within fifteen (15) days after the request to identify the scope of the dispute and the information needed to discuss and attempt to resolve such dispute. These officers shall then gather relevant information regarding the dispute and shall meet to discuss the issues and to negotiate in good faith to resolve that issue. In the event the parties are unable to resolve the dispute within thirty (30) days after the specific meeting of the designated officers as specified above (or such longer time as the parties agree), then the dispute shall be resolved by binding arbitration under the terms of this Section. Such arbitration shall be conducted in Toronto, Ontario, in accordance with the rules then in effect of the American Arbitration Association by a single arbitrator appointed in accordance with such rules. The award rendered by the arbitrator shall be final and binding, and judgment may be entered upon it in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator.

certicom®

CERTICOM® OEM LICENSE AGREEMENT

INFORMATION SHEETS
EXHIBIT A

I. Licensee Information:
Licensee Name: eCrypt Technologies Inc.

Street Address (main): 4750 Table Mesa Drive

City: Boulder **St. & Zip. Code:** Colorado, 80305

Main Co. Tele. # (v): 1.866.241.6868 **(fax):** 1.866.241.6868

Gnl. Billing Contact (name, title, email & phone): Kasia Zukowska

Billing Address: PO Box 6560, Pahrump NV, 89041

Production Report Contact (name, title, email & phone): Kasia Zukowska

Production Report Address: 1 Weston Drive, Amargosa, NV 89020

Shipping Address (if different from 'main', above): 1 Weston Drive, Amargosa, NV 89020

Person Signing Contract (name, title, email & phone): BRAD LEVER, PRES., BRAD@ECRYPTINC.COM, 1.866.241.6868

Marketing Representative Contact (name, title, email & phone): BRAD LEVER, PRES. BRAD@ECRYPTINC.COM, 18660241168668

Licensee's P. O. # (Attach Copy): N/A

II. Fees:
Production Fee & Type: Per Unit Based. Licensee shall pay a production fee of $1.00 per Unit (Licensee Application). Licensee shall prepay $10,000 upon execution of this Agreement for the initial 10,000 units distributed.

California residents add applicable CA sales tax (if any), or furnish evidence of an exemption or resellers certificate.

Fee Terms:

(a) Base Fee: Licensee must pay the one time Base Fee set out in II, above within thirty (30) days after the invoice date.

(b) Yearly Support Fee: If a Yearly Support Fee is indicated in this subsection II, above, Licensee must pay such Yearly Support Fee within thirty (30) days after the invoice date. Thereafter, the Yearly Support Fee, as modified, will be due on the anniversary of the Effective Date for each subsequent one (1) year period for the support term.

(c) Production Fee: If applicable, Licensee must pay the production fee above, as specified in Exhibit D.

(d) General: Unless stated expressly otherwise, Licensee must pay any other fees designated on this Exhibit within thirty (30) days of invoice date. Payment of local taxes, duties and fees are the responsibilities of the Licensee. For Licensees having a principal place of business outside of the U.S. or Canada, Licensee agrees to provide Certicom with a letter of credit in an amount, and from a source, reasonably acceptable to Certicom within ten (10) days of the Effective Date.

CERTICOM® OEM LICENSE AGREEMENT

III. Special License Terms:

Licensee is permitted to call the Certicom Security Builder 3.2 API's as available within the Research In Motion "RIM" mobile handheld device.

Licensee agrees to the following payment terms: the initial $10,000.00 USD payment will be made by wire transfer by the effective date.

Customer is entitled to 100 demonstration Units and unlimited evaluations. The demonstration Units cannot be sold or licensed or otherwise used except for demonstration purposes and must be tracked through the quarterly reports forwarded to Certicom. Any evaluation/demonstration copies must be tracked with quarterly reports sent to Certicom. Full royalties will be applied only if evaluation/demonstration copies are sold for any dollar amount in addition to any runtimes being sold.

TERM: This Agreement is for a term of three (3) years and will automatically terminate three (3) years following the Effective Date.

IV. Licensee Application(s): eCrypt for BlackBerry, a device based encryption software for messaging on Blackberry handhelds

In addition to the restrictions provided in Sections 2 and 3 of the License, Licensee agrees that the scope of the License granted for the Licensed Device (as defined in the Licensee Application(s) above) does not include Licensee's use of the Materials to: (a) provide services as a registration authority or certificate authority; (b) to provide products to third parties that enable such third parties to perform (a), above; (c) for use in a IPSec- compliant virtual private network client (or elements thereof) for mobile, handheld, or other constrained computing devices or (d) provide a license to a Host Device in any manner other than the specific Licensee Application. Licensee agrees the foregoing restrictions are a material component of this Agreement and is part of the scope of the permitted Licensee Application. Licensee Applications must also represent a substantial functional and value added enhancement over and above the Licensed Product, such that the primary reason for a hypothetical potential user to license or acquire such Licensee Application is other than simply to obtain the right to use the Licensed Product.

V. Certicom point-of-contact: Brian Sullivan 408 966 3980

certicom®

CERTICOM® OEM LICENSE AGREEMENT

PRODUCTS/ DELIVERABLES- EXHIBIT B

Certicom agrees to deliver the following Licensed Products.

I. Materials: Where applicable each Licensed Product will be designated with a version number followed by a revision notation. Unless specifically stated in this Exhibit Section II (Licensed Product Information), below, or Exhibit A IV (Special License Terms), Certicom agrees to provide Licensee with the most current revision that Certicom generally makes commercially available to third parties as of the Effective Date of this Agreement, for the combination of the noted version number and specific operating environment (platform, OS, and if applicable, processor and development environment) for a Licensed Product. For use in describing Licensed Products below, a revision noted as "x" simply denotes an intention to supply such latest revision that is made generally commercially available to third parties as of the Effective Date, as described in this paragraph.

II. Licensed Product Information

Description #1: Security Builder Crypto-C for RIM, Version 3.2 Part Number: SBCC-0302-1650

☒ Object Code ☐ Obfuscated Source Code ☐ Clear Source Code * ☐ Clear RTL**

See Exhibit E for Clear and Obfuscated Source Code use grant and restrictions

☒ Standard Product ☐ Custom Product ☐- Services to be rendered per Statement of Work

Associated Items: Licensee may only use the Security Builder 3.2 Algorithms as compiled within the Research in Motion Crypto API and may not use the Licensed Products for any other application as described in Licensee Application. Certicom is not providing Licensee with any software in this Agreement.

III. Certicom Contact Information. Sales: Certicom Corp. 393 Vintage Park Drive, Suite 260, Foster City, CA 94404, (v) 650-655-3950, (f) 650-292-4615; Certicom Corp. 1800 Alexander Bell Drive, Suite 400, Reston, VA 20191, (v) 703-234-2357, (f) 703-234-2356; Certicom Corp. 156 Kimbark Road, Rochester, NY 14610, (v) 585-264-1797; Certicom UK Limited, Golden Cross House, 8 Duncannon Street, London, WC2N 4JF, England, (v) 44-121-635-5432, (f) 44-121-635-5431; Hardware Development: Certicom Corp. 3600 Glen Canyon Road, Suite 1, Scotts Valley, CA 95066, (v) 831-438-4100, (f) 831-438-4111; Management, Cryptographic Research and Product Development: Certicom Corp. 5520 Explorer Drive, 4th Floor, Mississauga, ON L4W 5L1, (v) 905-507-4220, (f) 905-507-4230; URL – www.certicom.com.

certicom®

CERTICOM® OEM LICENSE AGREEMENT

PRODUCTION PAYMENTS- PER UNIT BASED: EXHIBIT C

I. Definitions. The following terms will have the meaning defined below:

"Distributor" means a reseller, OEM, dealer or distributor in the business of reselling or sublicensing the Licensee Application to Customers, directly or through one or more Distributors, by virtue of authority of Licensee. Licensee Applications resold and sublicensed by a Distributor must bear Licensee's trademarks and service marks and must not be privately labeled by such Distributor or other parties. A Distributor must have no right to modify any part of the Licensee Application.

"Customer" means a person or entity sublicensing Licensed Product object code as part of a Licensee Application from Licensee or a Distributor solely for personal or internal use and without right to sublicense such Licensee Application to any other person or entity.

II. Per Unit License Fees. Licensee agrees to pay to Certicom the Per Unit Fee as set out on any Information Sheets. for each copy of the Runtime (contained within License Applications) that Licensee distributes, uses or authorises a third party to use directly or through third parties. If Licensee Applications are used in a service bureau environment or otherwise rented to subscribers then each subscriber is counted as one copy. If a copy of the Runtime is shared between multiple copies of the Licensee Applications then each Licensee Application copy is counted as one Runtime copy. For greater certainty, such Per Unit Fee is owed (except as otherwise noted herein) whenever Licensee Applications include, use, or are enabled by, any Certicom proprietary technology implemented by the Licensed Product, whether such technology is provided as part of the Licensed Product or via products (software or hardware) or services provided by a third party. Within thirty (30) days after the end of each calendar quarter Licensee agrees to pay to Certicom the Per Unit Fee for each copy of Runtime (contained within Licensee Applications) that Licensee, its sub-licensees or any of their Distributors authorised in such quarter. Such payments are subject to any appropriate Special Terms on the Information Sheets.

III. License Fee Reports. A report in reasonably detailed form setting forth the calculation of fees due from Licensee and signed by a responsible officer of Licensee will be delivered to Certicom within 20 days after the close of each calendar quarter during the term of this Agreement, regardless of whether production payments are due pursuant to Section II of this Exhibit. Upon request from Licensee, Certicom will provide an example of a standard fee report for Licensee's use. The report must include, at a minimum, the following information with respect to the relevant quarter:

(a) The name of each Licensee Application;

(b) The number of copies of the Runtime incorporated within Licensee Applications invoiced, sold, licensed and/or distributed or delivered (directly or indirectly) to Customers and Distributors in the preceding quarter as well as an aggregate for the calendar year to date;

(c) The Per Unit Fee applicable to such copies and,

(d) A calculation of the total actual production due to Certicom for the immediate preceding quarter, as well as the aggregate amount for the whole calendar year to date.

certicom® CERTICOM® OEM LICENSE AGREEMENT

SIGNATURES OF THE PARTIES

Certicom Corp., a corporation organized under the laws of Canada (including its wholly owned subsidiaries) hereby licenses the Materials which includes the Licensed Product, documentation noted above, and the person or entity noted as Licensee agrees to accept such license and pay the fees noted above, all in accordance with these Standard Terms and Conditions and all attached exhibits, attachments, or schedules referenced in this Agreement and attached hereto, specifically Exhibits A, B (which are mandatory exhibit), C (Production terms).

AGREED TO AND ACKNOWLEDGED BY:

CERTICOM CORP.	(LICENSEE) ECRYPT TECHNOLOGIES INC.
By: [signature]	By: [signature]
Name: (Please print) Hervé Séguin	Name: (Please print) BRAD LEVER
Title: Chief Financial Officer	Title: PRESIDENT
Date: January 31, 2008	Date: JANUARY 30, 2008

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